EXHIBIT 99

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000


  April  3, 1996,          Houston,  Texas.....Reading &  Bates  Corporation
  (RB-NYSE) announced that BP Exploration has issued a letter of intent for continued utilization of the fourth-generation semisubmersible PAUL B. LOYD, JR. on the Foinaven field and to perform development drilling in the Schiehallion field west of Shetland in the U.K. sector of the North Atlantic. The PAUL B. LOYD, JR. is owned by Arcade Drilling AS, a Norwegian company in which Reading & Bates Corporation holds approximately 74% ownership interest. The PAUL B. LOYD, JR. is currently drilling for BP Exploration Operating Company Limited on the Foinaven field west of Shetland, and a subsidiary of Reading & Bates now operates the unit under a management contract which began on December 4, 1995. The new drilling contract with BP will commence November 1, 1996, and is expected to have a term between 36 and 54 months, with the first 31 months priced at firm dayrates. Dayrates are mutually agreed after the first 31 months. The total contract value of the 31 month firm-priced period is approximately $125.8 million, with the final 12 months of the 31 month period having a contract value of $51.8 million. These contract value estimates exclude possible gain share incentives which are based on risk/reward performance elements to be mutually agreed.

       The letter of intent with BP provides a framework which may allow Reading & Bates to provide an additional fourth-generation rig to BP on terms and conditions similar to those of the PAUL B. LOYD, JR. contract, and in such an event, the contract term for the PAUL B. LOYD, JR. may be reduced to less than 36 months, but in no event less than 20 months, except in the event of a cancellation of the project development by BP.

       Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "These programs are very significant to BP and the offshore drilling and floating production business generally. We are extremely pleased that Reading & Bates has been selected to execute demanding Schiehallion development. This award further expands our relationship with BP as Reading & Bates also has the dynamically positioned multiservice semi IOLAIR working for BP west of Shetland. Once again, this new project is graphic illustration of the earnings power of our fourth-generation units as the market for their services has tightened and they are utilized in the specific environments for which they were designed."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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